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PRESS RELEASE

Contact:  Steven E. Brady, President and CEO
          (609) 399-0012

      OCEAN SHORE HOLDING CO. ANNOUNCES APPROVAL OF PLAN OF CONVERSION AND REORGANIZATION BY MHC MEMBERS AND STOCKHOLDERS, PROVIDES PRELIMINARY
                             FOURTH QUARTER RESULTS

Ocean City, New Jersey - January 13, 2009 - Ocean Shore Holding Co. (NASDAQ:
OSHC) today announced that the Company's Plan of Conversion and Reorganization was approved by the members of OC Financial MHC and the stockholders of Ocean Shore Holding Co. at separate meetings held on January 8, 2009. The Company currently expects to complete the conversion and reorganization and related common stock offering no later than February 5, 2009.

The Company also announced that it anticipates net income for the fourth quarter of 2008 to be approximately $636,000, or $0.07 per basic and diluted share, resulting in net income for the year ended December 31, 2008 of $2.8 million, or $0.34 per basic and diluted share.

The Company anticipates recording an other-than-temporary impairment charge of approximately $626,000 in the fourth quarter of 2008 related to one of two pooled trust preferred securities held in its securities portfolio, which is included in the above results. This non-cash charge will have no effect on stockholders' equity. The Company recorded an impairment charge on the other pooled trust preferred security in the September quarter. After the fourth quarter impairment charge, the carrying value of the Company's pooled trust preferred securities will be approximately $1.1 million at December 31, 2008.

The Company estimates its provision for loan losses for the fourth quarter will be approximately $101,000, down slightly from the $114,000 provision in the prior quarter. Nonperforming loans are expected to be $1.97 million, or 0.33% of total loans, at December 31, 2008. No loan charge-offs are anticipated for the quarter. The allowance for loan losses is projected to be $2.7 million at year end, up from $2.6 million at the end of the third quarter of 2008.

Ocean Shore Holding Co. is the holding company for Ocean City Home Bank (the "Bank"), a federal savings bank headquartered in Ocean City, New Jersey. The Bank operates a total of nine full-service banking offices in eastern New Jersey.

The new holding company for Ocean City Home Bank - a newly formed New Jersey corporation also named Ocean Shore Holding Co. - has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Ocean Shore Holding Co or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-866-805-4128.

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This press release, as well as other written communications made from time to time by the Company and its subsidiaries and oral communications made from time to time by authorized officers of the Company, may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the "PSLRA"). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.